Exhibit 10.14
CORCEPT THERAPEUTICS INCORPORATED
2012 INCENTIVE AWARD PLAN
STOCK OPTION GRANT NOTICE
Corcept Therapeutics Incorporated, a Delaware corporation, (the “Company”), pursuant to its 2012 Incentive Award Plan, as it may be amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of shares of the Company’s common stock, par value $0.001 (“Stock”), set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein, as well as in the Plan, the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”), and the Special Provisions for Stock Options Granted to Participants Outside the U.S. (as applicable) attached hereto as Exhibit B (the “Non-U.S. Provisions”), each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice, the Stock Option Agreement and the Non-U.S. Provisions.

Participant:	[ ]

Grant Date:	[ ]

Vesting Start Date:	[ ]

Exercise Price per Share:	$ [ ]

Total Number of Shares Subject to the Option:	[ ] shares

Expiration Date:	[ ]

Vesting Schedule:	[To be specified in individual agreements]

Type of Option:	[ ] Incentive Stock Option [ ] Nonstatutory Stock Option
By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement, the Non-U.S. Provisions and this Grant Notice. Participant has reviewed the Stock Option Agreement, the Plan, the Non-U.S. Provisions and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Stock Option Agreement, the Non-U.S. Provisions and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice, the Non-U.S. Provisions or the Stock Option Agreement.

CORCEPT THERAPEUTICS INCORPORATED:	PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A
TO STOCK OPTION GRANT NOTICE
CORCEPT THERAPEUTICS INCORPORATED STOCK OPTION AGREEMENT
Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, Corcept Therapeutics Incorporated, a Delaware corporation (the “Company”), has granted to Participant an Option under the Company’s 2012 Incentive Award Plan, as it may be amended from time to time (the “Plan”), to purchase the number of shares of Stock indicated in the Grant Notice.
ARTICLE 1.
GENERAL
1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE 2.
GRANT OF OPTION
2.1 Grant of Option. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to Participant the Option to purchase any part or all of an aggregate of the number of shares of Stock set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement, subject to adjustments as provided in Section 13.2 of the Plan. Unless designated as a Nonstatutory Stock Option in the Grant Notice, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.
2.2 Exercise Price. The exercise price per share of Stock subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the exercise price per share of the Stock subject to the Option shall not be less than 100% of the Fair Market Value of a share of Stock on the Grant Date. Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and Participant owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the price per share of the shares of Stock subject to the Option shall not be less than 110% of the Fair Market Value of a share of Stock on the Grant Date.
2.3 Consideration to the Company. In consideration of the grant of the Option by the Company, Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
ARTICLE 3.
PERIOD OF EXERCISABILITY
3.1 Commencement of Exercisability.
(a) Subject to Sections 3.2, 3.3, 5.10 and 5.16 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice. In the event of a change in Participant’s employment status wherein there is a reduction in the number of his or her hours per week, the Administrator may amend the vesting schedule of the Option, including but not limited to reducing the shares to be vested on each following vesting date, without the consent of Participant, in the Administrator’s sole discretion.
(b) No portion of the Option which has not become vested and exercisable at the date of Participant’s Termination of Service shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and Participant.

(c) Notwithstanding Sections 3.1(a) hereof and the Grant Notice, but subject to Section 3.1(b) hereof, pursuant to Section 13.2 of the Plan, the Option shall become fully vested and exercisable with respect to all shares of Stock covered thereby in the event of a Change in Control, in connection with which the successor corporation does not assume the Option or substitute an equivalent right for the Option. Should the successor corporation assume the Option or substitute an equivalent right, then no such acceleration shall apply. [In the event the Option is assumed or substituted for an equivalent right, and the surviving or successor corporation terminates Participant’s employment or service without Cause upon or within 12 months of a Change in Control, then the Participant shall be fully vested and exercisable in the assumed or substituted Option.]1
1 The bracketed sentence should be used for general employees. If Participant is a consultant, delete the bracketed sentence and replace with the following: “For the avoidance of doubt, in the event the Option is assumed or substituted for an equivalent right, and the surviving or successor corporation terminates Participant’s service without Cause, no acceleration shall apply to the Option”. If Participant is an officer, delete the bracketed sentence and replace with the following: “In the event the Option is assumed or substituted for an equivalent right, and (i) the surviving or successor corporation terminates Participant’s employment or service without Cause or (ii) Participant resigns for Good Reason (as defined below) upon or within 18 months of a Change in Control, then Participant shall be fully vested and exercisable in the assumed or substituted Option. For purposes of this Agreement, “Good Reason” shall mean any of the following events which Participant provides written notice to the surviving or successor corporation of within ninety (90) days of such event having occurred and which is not cured by the surviving or successor corporation within thirty (30) days after such written notice thereof is provided to the surviving or successor corporation by Participant: (i) any reduction of Participant’s base salary or target annual bonus; (ii) any involuntary relocation of Participant’s principal workplace to a location more than thirty five (35) miles in any direction from Participant’s current principal workplace, (iii) a substantial and material adverse change, without Participant’s written consent, in Participant’s title, authority, responsibility or duties; or (iv) any material breach by the surviving or successor corporation of any provision of this Agreement or any other agreement between the surviving or successor corporation and Participant, after written notice delivered to the surviving or successor corporation of such breach and the surviving or successor corporation’s failure to cure such breach; provided, however, Participant shall not have Good Reason to resign if Participant would retain substantially similar title, authority, duties, base pay and bonus but might have greater or lesser reporting responsibilities. In order to constitute a termination of employment for Good Reason, Participant’s employment must be terminated no later than one hundred eighty (180) days following the initial occurrence of any events set forth above.”
(d) Notwithstanding any provisions in this Agreement or the Plan to the contrary, if there is a conflict between Section 3.1(c) hereof and a written agreement by and between Participant and the Company that contains a provision providing for the acceleration of the vesting of Participant’s stock options in the event of a “change in control” or other similar term or a termination of employment or service within a certain period of time following a “change in control,” then such provision in the written agreement shall control only with regard to the treatment of Participant’s stock options in the event of a “change in control” or a termination of employment or service within a certain period of time following a “change in control.”
3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof.
3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:
(a) The Expiration Date set forth in the Grant Notice, which shall in no event be more than ten (10) years from the Grant Date;
(b) If this Option is designated as an Incentive Stock Option and Participant owned (within the meaning of Section 424(d) of the Code), at the time the Option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the expiration of five (5) years from the Grant Date;
(c) The expiration of three (3) months from the date of Participant’s Termination of Service, unless such termination occurs by reason of Participant’s death or disability or as provided in Section 3.3(e) below; or
(d) The expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s death or disability or as provided in Section 3.3(e) below.
(e) The expiration of three (3) years from the date of Participant’s Termination of Service in the event Participant is either (i) fifty-five (55) years old or older and has five (5) years or more of service with the Company upon voluntary termination of service (e.g., retirement) or (ii) is involuntarily terminated and has five (5) years or more of service with the Company upon Termination of Service, regardless of age.
3.4 Special Tax Consequences. Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options, including the Option (if applicable), are exercisable for the first time by Participant in any calendar year exceeds $100,000, the Option and such other options shall be Nonstatutory Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. Participant also acknowledges that an Incentive Stock Option exercised more than three (3) months after Participant’s termination of employment, other than by reason of death or disability, will be taxed as a Nonstatutory Stock Option.
3.5 Tax Indemnity.
(a) The Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company, if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes or social security contributions in any jurisdiction, including, if applicable, employee’s and employer’s National Insurance contributions) that is attributable to (1) the grant or exercise of, or any benefit derived by the Participant from, the Option, (2) the acquisition by the Participant of the Stock on exercise of the Option, or (3) the disposal of any Stock.
(b) The Option cannot be exercised until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the Option and/or the acquisition of the Stock by the Participant. The Company shall not be required to issue, allot or transfer Stock until the Employee has satisfied this obligation.
ARTICLE 4.
EXERCISE OF OPTION
4.1 Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.
4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof.
4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof:
(a) An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;
(b) The receipt by the Company of full payment for the shares of Stock with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax, which shall be made by deduction from other compensation payable to Participant or in such other form of consideration permitted under Section 4.4 hereof that is acceptable to the Company;
(c) Any other written representations as may be required in the Administrator’s reasonable discretion to evidence compliance with the Securities Act or any other applicable law, rule or regulation; and
(d) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the Option.
Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.
4.4 Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of Participant:
(a) Cash or check;
(b) With the consent of the Administrator, surrender of shares of Stock (including, without limitation, shares of Stock otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or

(c) Other property acceptable to the Administrator (including, without limitation, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).
4.5 Conditions to Issuance of Stock. The shares of Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares of Stock or issued shares of Stock which have then been reacquired by the Company. Such shares of Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:
(a) The admission of such shares of Stock to listing on all stock exchanges on which such Stock is then listed;
(b) The completion of any registration or other qualification of such shares of Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;
(d) The receipt by the Company of full payment for such shares of Stock, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4 hereof; and
(e) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.
4.6 Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any shares of Stock purchasable upon the exercise of any part of the Option unless and until such shares of Stock shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 13.2 of the Plan.
ARTICLE 5
OTHER PROVISIONS
5.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.
5.2 Whole Shares. The Option may only be exercised for whole shares of Stock.
5.3 Option Not Transferable. Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the Option have been issued, and all restrictions applicable to such shares of Stock have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
5.4 Binding Agreement. Subject to the limitation on the transferability of the Option contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
5.5 Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the Option in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Stock contemplated by Section 13.2 of the Plan (including, without limitation, an extraordinary cash dividend on such Stock), the Administrator shall make such adjustments the Administrator deems appropriate in the number of shares of Stock subject to the

Option, the exercise price of the Option and the kind of securities that may be issued upon exercise of the Option. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 13.2 of the Plan.
5.6 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.6, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 hereof by written notice under this Section 5.6. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
5.7 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
5.8 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
5.9 Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
5.10 Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of Participant.
5.11 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.3 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
5.12 Notification of Disposition. If this Option is designated as an Incentive Stock Option, Participant shall give prompt notice to the Company of any disposition or other transfer of any shares of Stock acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the Grant Date with respect to such shares of Stock or (b) within one (1) year after the transfer of such shares of Stock to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.
5.13 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
5.14 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.
5.15 Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
5.16 Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement (or any Exhibits hereto), if at any time the Administrator determines that the Option (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement (or any Exhibits hereto), or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Option to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
5.17 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Stock as a general unsecured creditor with respect to options, as and when exercised pursuant to the terms hereof.
5.18 Consent to Personal Data Use. The Participant acknowledges and agrees that the Company is permitted to collect, hold, store, process, modify, transfer, lock or delete certain personal (and sensitive) data in any medium about Participant (i.e., name, home address, telephone number, e-mail address, date of birth, tax identification number and payroll information) as a part of its personnel and other business records in the course of its business, including for the-purpose of tracking stock option grants, processing stock option exercises and subsequent share transfers and sales, arranging for appropriate tax reporting and withholding and regulatory tracking and reporting purposes and the Company may disclose such information to third parties in the event that such disclosure is in the Company’s view required in the course of its business, including for the proper tracking of stock option grants, processing stock option exercises and subsequent share transfers and sales, arranging for appropriate tax reporting and withholding and regulatory tracking. This personal data will be transferred to other locations, including locations outside of the European Union and in so-called insecure third-party countries that do not guarantee the data privacy protection level of the European Union.
The Company will hold, collect and otherwise process certain personal data as set out in the Company’s privacy notice, which is available on the Company’s website. All personal data will be treated in accordance with applicable data protection laws and regulations.
5.19 Special Provisions for Stock Options Granted to Participants Outside the U.S. The Option shall be subject to the special provisions, if any, for the Participant’s country of residence, as set forth in the Special Provisions for Stock Options Granted to Participants Outside the U.S. attached to the Grant Notice as Exhibit B (the “Non-U.S. Provisions”).
(a) If Participant relocates to one of the countries included in the Non-U.S. Provisions during the life of the Option, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
(b) The Company reserves the right to impose other requirements on the Option and the shares of Stock purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EXHIBIT B
TO STOCK OPTION GRANT NOTICE
SPECIAL PROVISIONS FOR STOCK OPTIONS
GRANTED TO PARTICIPANTS OUTSIDE THE U.S.
This Exhibit B to the Corcept Therapeutics Incorporated 2012 Incentive Award Plan (the “Plan”) Stock Option Grant Notice (“Grant Notice”) includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Stock Option Agreement (the “Agreement”) and the Grant Notice. In the event of any inconsistency between the Agreement, the Grant Notice or the Plan and terms in this Exhibit B, the terms of this Exhibit B shall control. Any capitalized term used in this Exhibit B without definition shall have the meaning ascribed to such term in the Plan, the Grant Notice or the Agreement, as applicable.
This Exhibit B also includes information relating to exchange control and other issues of which Participant should be aware with respect to participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of January 2012. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or shares of Stock acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s individual situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Participant.
UNITED KINGDOM
Service Providers. The Agreement as amended pursuant to this Exhibit B forms the rules of the employee share scheme applicable to the United Kingdom based Participants of the Company and any Subsidiaries. Only Employees of the Company or any subsidiary or affiliate of the Company are eligible to be granted Options under the Agreement. Other Service Providers who are not Employees are not eligible to receive Options under the Agreement in the United Kingdom.
Section 3.4 of the Agreement. Section 3.4 of the Agreement shall not apply.
Scope of Option Grant. The grant of an Option does not form part of the Participant’s entitlement to remuneration or benefits in terms of his employment with the Company or any subsidiary or affiliate.